EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 14, 2017, with respect to the consolidated financial statements included in the Annual Report of Standard Metals Processing, Inc. on Form 10-K for the year ended December 31, 2016.

/s/ Turner, Stone & Company L.L.P.
Dallas, Texas
April 14, 2017